Exhibit 7.1

Santander UK plc

Computation of Ratio of Earnings to Fixed Charges

(i) Excluding interest on retail deposits

	Year ended December 31
	2016 £m	2015 £m	2014 £m	2013 £m	2012 £m
Profit on continuing operations before tax	1,917	1,345	1,399	1,109	1,152
Fixed charges: interest expense (B) (1)	994	1,141	1,291	1,549	1,774
Preference security dividend requirements of consolidated subsidiaries	(12)	0	0	0	0
Earnings before taxes and fixed charges (A)	2,899	2,486	2,690	2,658	2,926

Ratio of earnings to fixed charges (A/B)	292	218	208	172	165

(ii) Including interest on retail deposits

	Year ended December 31
	2016 £m	2015 £m	2014 £m	2013 £m	2012 £m
Profit on continuing operations before tax	1,917	1,345	1,399	1,109	1,152
Fixed charges: interest expense (B) (1)	2,885	3,120	3,363	4,207	4,698
Preference security dividend requirements of consolidated subsidiaries	(12)	0	0	0	0
Earnings before taxes and fixed charges (A)	4,790	4,465	4,762	5,316	5,850

Ratio of earnings to fixed charges (A/B)	166	143	142	126	125

Note

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.